Exhibit 10.4

May 15, 2017

Roger Dunfield
116 Taylor Street
Santa Cruz, CA 95060

Dear Roger:

On behalf of SMTC Corporation (“SMTC” or the “Company”), I am pleased to inform you that you have been approved for a one-time grant of options covering 335,929 shares of Company common stock under the Company’s 2010 Incentive Plan. If you agree to the terms of this letter, the options will be granted on May 15, 2017, will have an exercise price per share equal to the Company per share closing price on that date, and will vest as to 1/5 (20%) of the covered shares upon the Company’s average closing share price being above each of $2.00, $3.00, $4.00, $5.00 and $6.00 per share for a 90 day period, or upon a Change in Control Event (as defined below) resulting in the per share value of Company common stock being above those same thresholds (1/5 if above $2.00, an additional 1/5 if above $3.00, an additional 1/5 if above $4.00, an additional 1/5 if above $5.00, and 100% if above $6.00), subject, in all cases, to your continued employment. In the event of a Change in Control Event, the options shall immediately expire to the extent they remain unvested; provided, however, the Company’s board of directors may, in its sole discretion, accelerate vesting effective immediately prior to, but contingent on, a Change in Control Event. To ensure alignment with shareholders, the options may not be exercised, and no option shares may be sold, within 180 days of any portion of the options vesting, unless a Change in Control Event occurs. The options shall otherwise reflect the Company’s standard terms and conditions for employee option grants, including a ten-year term, and will vest with respect to whole shares only.

For purposes of the foregoing, a “Change in Control Event” is an event described in clause (i), (ii) or (iv) of the definition of a Covered Transaction contained in the Company’s 2010 Incentive Plan.

As a condition to the grant of the options referred to above, you hereby agree that the January 22, 2016 letter agreement between you and the Company setting forth the terms of your employment (the “Letter Agreement”) is amended so that you no longer will be eligible to receive the Annual LTIP Grant (as defined in the Letter Agreement). The terms of your employment otherwise will remain unchanged, in accordance with the Letter Agreement, meaning that the Letter Agreement will be read and interpreted as if the Long-Term Incentive Compensation paragraph never was a provision of the Letter Agreement (except that references to “LTIP” in other provisions of the Letter Agreement shall continue to mean the Company’s 2010 Incentive Plan, or its successor). Notwithstanding the foregoing, but for the avoidance of doubt, full vesting acceleration in the event of certain terminations of your employment in connection with or within twelve (12) months following a Change in Control Event, as set forth in the “Change in Control” paragraph of the Letter Agreement, still will apply with respect to equity awards granted prior to the date hereof (subject to the terms and conditions of the Letter Agreement); however, such vesting acceleration will not apply to the options referenced in the first paragraph of this letter.

If you wish to accept the terms of this letter and be granted the options set forth above, please sign and return this letter to me by May 15, 2017. In the event I do not receive a signed copy of this letter by that date, this letter shall be without force or effect.

I appreciate your efforts on behalf of the Company, and I look forward to your future success.

Sincerely,

/s/ Clarke Bailey

Clarke Bailey

Chairman

Agreed to and accepted by _/s/ Roger Dunfield____ on May 15, 2017.

                                            Roger Dunfield